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Exhibit 5.2

Our Ref: 001042.0878.KC/PP	31 May 2005
JSG Funding plc	Kirkland and Ellis
Beech Hill	200 East Randolph Drive
Clonskeagh	Chicago
Dublin 4	Illinois
Ireland

Registration Statement under the United States Securities Act of 1933 in respect of the €217,500,000 7.75% senior subordinated notes due 2015 of JSG Funding plc and US$200,000,000 7.75% senior subordinated notes due 2015 of JSG Funding plc

Dear Sirs,

1.
Capacity and Basis

  We have acted as Irish legal advisers to JSG Funding plc (the "Company") in connection with the registration under the United States Securities Act of 1933 (the "Securities Act") of an exchange offer of €217,500,000 7.75% senior subordinated notes due 2015 and US$200,000,000 7.75% senior subordinated notes due 2015 of the Company (together the "Notes") for substantially identical notes of the Company (the "Exchange Notes") in all material respects to the Notes except the Exchange Notes will not contain transfer restrictions. Capitalised terms used in this Opinion shall have the same meaning as is ascribed to such terms in the documents, unless otherwise defined herein.

  (a)
  This Opinion is given solely for the purposes of the filing of the Registration Statement (as defined below) under the Securities Act, is not to be used, circulated quoted or otherwise relied upon for any other purpose and is based on the assumptions and subject to the reservations and qualifications set out below. We also hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

  (b)
  This opinion is confined to and given in all respects with respect to the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the Irish courts (excluding any foreign law to which reference may be made under the rules of Irish private international law). No opinion is expressed or implied as to any Irish taxation matters or their effect on the Documents or the transactions contemplated thereby. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Documents or the transactions contemplated thereby. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on European Community law as it affects any jurisdiction other than Ireland or any matter of fact.

  (c)
  This opinion is also strictly confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter. We express no opinion and make no representation or warranty as to any matter of fact or in respect of any documents or arrangements which may exist in relation to the Documents.

  (d)
  For the purpose of issuing this Opinion we have reviewed and relied upon each of the following documents (each a "Document" and collectively, the "Documents") (the documents numbered (i) to (vi) below being hereinafter together referred to as the "Transaction Documents" and the transactions contemplated thereby together called the "Transaction"):

  (i)
  the Company's registration statement on Form F-4 relating to the Notes (the "Registration Statement");

  (ii)
  a copy of an offering memorandum dated 24 January 2005 (the "Offering Memorandum") prepared by the Company in connection with the Notes;

  (iii)
  an indenture dated as of 31 January 2005 between (1) the Company (2) Deutsche Bank Trust Company Americas ("DBTCA"), as trustee, registrar and paying agent, (3) Deutsche Bank Luxembourg S.A. ("DBSA") as paying agent and transfer agent and (4) Deutsche Bank AG London ("DBL") as principal paying agent and transfer agent (the "Euro Indenture");

  (iv)
  an indenture dated as of 31 January 2005 between (1) the Company and (2) DBTCA, as trustee and DBSA as paying agent and transfer agent (the "Dollar Indenture");

  (v)
  a notes registration rights agreement dated 31 January 2005 between (1) the Company and (2) DBL and Citigroup Global Markets Limited, as Initial Purchasers (the "Euro Registration Rights Agreement");

  (vi)
  a notes registration rights agreement dated 31 January 2005 between (1) the Company and (2) DBL and Citigroup Global Markets Limited as initial purchasers (the "Dollar Registration Rights Agreement");

  (vii)
  a certificate from the secretary of the Company dated 31 May 2005 as to certain matters relied on by us (the "Company Certificate"), a copy of which is annexed hereto and marked "A" and upon which we have relied, in issuing this legal opinion, without having made any further inquiry as to the certifications therein contained;

  (viii)
  a copy of the Memorandum and Articles of Association of the Company annexed as Appendix I to the Company Certificate (the "Memorandum and Articles of Association"); and

  (ix)
  a copy of the written resolution of the Company dated 27 January 2005 (the "Written Resolution") and a copy of an extract of the resolutions adopted by the Directors of the Company (the "Board") on 25 May 2005 (the "Board Resolution") relating to the Company's approval and entry into or issue of those documents to which it is a party (the Written Resolution and the Board Resolution together called the "Resolutions" and each a "Resolution") annexed hereto as Appendix II and Appendix III respectively to the Company Certificate.

  (e)
  For the purpose of giving this opinion we have relied upon the report of searches made against the Company by Rochford Brady, independent law searchers, on our behalf on 31 May 2005 in the Irish Companies Registration Office and the Central Office of the High Court, Dublin (together the "Searches") a copy of which is annexed hereto marked "B".

  (f)
  We have not conducted, nor have we been requested to conduct any due diligence on the Company for the purpose of the Transaction nor have we conducted any verification of the Registration Statement. Accordingly we do not, nor have we been requested to, express any opinion on the adequacy of the disclosure set out in the Registration Statement.

  (g)
  This opinion is to be construed in accordance with the laws of Ireland as at the date hereof.

2.
Opinions

  On the basis of and subject to the assumptions and qualification set out below and any matters not disclosed to us, we are of the opinion that:

  (a)
  The Company is a public limited company duly incorporated and validly existing under the laws of Ireland.

  (b)
  The Company has the power under its memorandum and articles of association referred to above to enter into such of the Transaction Documents (including the Exchange Notes) to which it is a party and to perform its obligations thereunder and has taken all necessary corporate and other action to authorise the execution, delivery and performance of such of the Transaction Documents (including the Exchange Notes) to which it is a party and each Transaction Document (other than the Exchange Notes, which have not been executed) has been duly executed and delivered by the Company.

3.
Assumptions

  For the purpose of giving this opinion, we have made the following assumptions (without any responsibility on our part if any assumption proves to be untrue or incorrect) which we have taken no steps to verify independently.

  (a)
  All documents submitted to us as originals are authentic, accurate and complete as at the date hereof and all documents supplied to us as photocopies or facsimile transmitted copies or other copies conform to the originals and such originals are authentic, accurate and complete and the originals were executed in the manner appearing on the copies and that all copies and all documents on which we have relied remain accurate and complete at the date of this opinion letter. Without limitation to the foregoing, we have assumed that the statements set out in the secretary's and officer's certificates referred to above are accurate and complete on the date hereof.

  (b)
  That the copies produced to us of each of the Resolutions are true copies and correctly record, in the case of the Board Resolution, the proceedings at such meeting and the resolutions approved thereat; that the meeting of the Board on 25 May 2005 was quorate and duly convened and held, that those present at such meeting acted bona fide in the interests of the Company throughout, that the provisions contained in the Companies Acts 1963-2003 and/or the Articles of Association of the Company relating to the declaration of the interests of the Directors and the powers of interested Directors to vote were duly observed, that all resolutions set out in such copy were duly passed and that no further resolutions of the Board or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof.

  (c)
  The genuineness, completeness and authenticity of all signatures on all original and copy documents which we have examined.

  (d)
  The documents listed in paragraph 1(d) of this opinion letter contain all relevant information which is material for the purposes of our opinion and there is no other agreement, instrument, undertaking, obligation, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the parties to the Documents or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter and that the execution, delivery, issue and performance of the Documents will not result in any breach of any instrument, agreement or obligation to which the Company is a party or to which it is subject as the case may be.

  (e)
  All documents, forms and notices which should have been delivered to the Companies Registration Office (the "Registry") on behalf of or relating to the Company have been so delivered and the file of records maintained at the Registry concerning the Company, and reproduced for public inspection, were complete, accurate and up-to-date at the time of the Searches.

4.
Reservations and Qualifications

  We have not conducted any other searches whatsoever in relation to the Company nor have we carried out any due diligence or made any further enquiries of the Company and accordingly, this opinion is given on the assumption that such searches, due diligence or enquiries (if made) would not reveal any circumstances which would require amendment of this opinion. Furthermore, one cannot rely entirely on the accuracy and completeness of the information disclosed in the Searches. This is because such searches do not necessarily contain completely up-to-date information and do not necessarily reveal, inter alia, whether or not a resolution has been passed or petition presented or any other action taken for the winding up of, or the appointment of a receiver or examiner of or to, the Company. However, we draw your attention to the fact that the director's certificates reviewed by us have confirmed that no such events have occurred.

5.
Consent

  We hereby consent to the inclusion of our firm name and references to it under the section "Service of Process and Enforcement of Civil Liabilities" in the Registration Statement and any amendments thereto, filed with the Securities and Exchange Commission of the United States in connection with the registration of the Exchange Notes.

Yours faithfully,	Yours faithfully,
/s/ PIARAS POWER Partner WILLIAM FRY Solicitors	/s/ BRENDAN HENEGHAN Partner WILLIAM FRY Solicitors

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  Exhibit 5.2